Exhibit 99.1

Press Release

NUANCE TO ACQUIRE DITECH NETWORKS

Ditech Networks Enhances Nuance Voice to Text Business with Technology, Customers and Expertise, and Advances Voicemail to Text Platform Innovation

BURLINGTON, MA — September 18, 2012 — Nuance Communications, Inc. (NASDAQ: NUAN) announced it has signed an agreement to acquire Ditech Networks, Inc. (NASDAQ: DITC).   Ditech Networks’ voice technologies, including the company’s Voice Quality Assurance (VQA) technology and PhoneTag voicemail-to-text services, will further enhance Nuance’s portfolio of mobile and enterprise voice offerings.

As voice is increasingly integrated with a broad array of products and services, people expect seamless interactions that simply work anytime and anywhere.  Ditech Networks’ portfolio of voice technologies will help Nuance continue its pace-setting innovations for carriers, consumers and enterprises across an array of products and services.  In particular, Ditech Networks’ PhoneTag service will enhance Nuance’s Dragon Voice to Text Services business by adding important customers and complementary technologies, and further advance innovation supporting Nuance’s highly-secure, on-premise voice to text platform.

“The world’s most innovative carriers and unified communications providers work with Nuance to take advantage of the revolution in voice recognition, and nowhere is this more evident than in our voicemail to text and call completion businesses, where billions of calls are converted into easily read text and email messages — a powerful solution for today’s messaging-centric world,” said John Pollard, Vice President and General Manager, Voice to Text Services, Nuance Mobile. “Acquiring Ditech Networks’ voice technologies will help Nuance continue to drive these next-generation services.”

Nuance has agreed to acquire Ditech Networks for $1.45 per share in cash, representing a total enterprise value of approximately $22.5 million, net of Ditech Networks’ cash as of the signing date.  The transaction has been unanimously approved by the Boards of Directors of each company.  The transaction is expected to close late in 2012, subject to Ditech Networks stockholder approval and other closing conditions.

“Ditech Networks’ voice technologies combined with Nuance’s voice and language understanding portfolio is an exciting proposition for our combined customer and partner base, while providing a unique opportunity to extend the value and benefits of our technologies into new markets,” said Ken Naumann, CEO, Ditech Networks.

About Ditech Networks

Ditech Networks provides advanced voice processing solutions that enable carriers, enterprises, and consumers to benefit from the power and simplicity of human speech. Ditech Networks is headquartered in San Jose, California.  For more information, visit www.ditechnetworks.com.

About Nuance Communications, Inc.

Nuance is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit: nuance.com.

Additional Information and Where to Find It.

In connection with the proposed transaction, Ditech Networks will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction.  The definitive proxy statement will be mailed to Ditech Networks stockholders in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on Ditech Networks’ website at www.ditechnetworks.com and by contacting Ditech Networks Investor Relations at (408) 883-3682.

Ditech Networks, Nuance and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Ditech Networks in connection with the proposed transaction.  Information regarding the special interests of Ditech Networks’ directors and executive officers in the proposed transaction will be included in the proxy statement described above.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Ditech Networks Investor Relations as described above. Information about Nuance’s directors and executive officers can be found in Nuance’s definitive proxy statement filed with the SEC on December 15, 2011. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Nuance’s website at www.nuance.com and clicking on the “Investor Relations” link and then clicking on the “SEC Filings” link.

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Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its subsidiaries in the United States of America and/or other countries. All other company names or product names may be the trademarks of their respective owners.

Statements in this press release regarding the anticipated closing date of the transaction between Nuance and Ditech Networks, the expected benefits to Nuance and its customers of the transaction, future product offerings by the combined company, and any other statements about Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “expected,” and other similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the transaction is subject to closing conditions that if not met or waived would cause the transaction not to close; the ability of Nuance to successfully integrate Ditech Networks’ operations, product offerings and employees; the ability to realize anticipated synergies and cost savings; the failure to retain customers and/or key employees; and the other factors described in Nuance’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and other filings with the U.S. Securities and Exchange Commission. Ditech Networks and Nuance disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

Contacts:

Rebecca Paquette

Nuance Communications

781-565-5264

rebecca.paquette@nuance.com

Karl Brown
VP of Marketing, Ditech Networks
+1 (408) 883-3682
kbrown@ditechnetworks.com